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                                 EXHIBIT INDEX

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Exhibit
  No.                   Description                     Page
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
 10.11                  ASSET PURCHASE AGREEMENT
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                                                                   EXHIBIT 10.11

                            ASSET PURCHASE AGREEMENT

         AGREEMENT made this 27th day of December, 1996 between Atmosphere Annealing, Inc., a Michigan corporation, of 209 W. Mt. Hope, Lansing, Michigan 48910 ("Seller") and Michael W. Wisti of 908 Shawano, Mason, Michigan 48854; Elden E. Gustafson of 2200 Almond Road, Williamston, Michigan 48895; Joanne L. Coon of 3 Locust Lane, Lansing, Michigan 48910 and Robert D. Bilby of 4557 Commanche Drive, Okemos, Michigan 48864 ("Shareholders") (Seller and Shareholders collectively the "Sellers") and Atmosphere Acquisition, Inc., a Michigan Corporation, of 1118 Centennial Way, Lansing, Michigan 48917, (hereinafter called "Buyer").
                                    RECITALS
         WHEREAS, except as otherwise disclosed in this Agreement, Seller owns, and will own at the First Closing, as defined herein, all right and title to all assets in its ongoing business; and
         WHEREAS, Shareholders own, and will own at the time of the First Closing, 100% of the issued and outstanding shares of stock of Seller; and
         WHEREAS, Sellers desire to sell to Buyer substantially all of the assets of Seller, including the goodwill and ongoing business associated with the coating and heat treating business of Seller ("Business"), and Buyer desires to purchase the same from Seller;
         NOW, THEREFORE, it is agreed between the parties as follows:
I. Sale of Business Assets. On the terms and conditions set forth in this Agreement, Seller shall sell and Buyer shall purchase, free from all liability, liens, debts or encumbrances (except as provided herein), all of Seller's interest in the following described property ("Purchased Assets"):
         A. Inventory. The inventory of steel, coatings and supplies of the Business as of the First Closing Date ("Inventory"). Seller agrees to deliver to Buyer all Inventory at its business location(s) at Canton, Ohio; North Vernon, Indiana; 1801 Bassett St., Lansing, Michigan and 209 W. Mt. Hope, Lansing, Michigan.
         B. Accounts Receivable. All accounts receivable of the business of Seller as reflected

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                 on the books and records of Seller on the First Closing Date, except as excluded in I below, subject to the provisions of
                 Section X. At the First Closing, Seller shall provide Buyer with an accurate schedule of the accounts receivable as of the First Closing shall be attached hereto as Exhibit I B. In addition, at the First Closing, Seller shall provide Buyer with complete detail for all accounts receivable being purchased.
         C. Fixed Assets. All furniture, fixtures, machines, equipment, land and buildings including, but not limited to, the furniture, fixtures, machines, equipment, land and buildings described in Exhibit I C attached hereto. Exhibit I C shall also disclose the description and location of any furniture, fixtures, machines or equipment located at any place other than Sellers' business locations described in I A above.
                 Exhibit I C reflects all furniture, fixtures, machines and equipment of Seller except as excluded in I below. Seller represents that the furniture, fixtures, machines, equipment, land and buildings are in good working order. As to all land being purchased herein, Seller shall provide title insurance commitments at least 20 days prior to the First Closing. The cost of such title insurance shall be borne by Seller as well as the cost of any state or local transfer tax payable as a result of this transaction. Buyer shall pay the sales tax payable upon vehicle title transfers.
         D. Goodwill. All goodwill of the Seller's Business as a going concern, including the names "Atmosphere Annealing, Inc." and "Advanced Bar Technology, Inc." and the telephone number(s):
                 (517) 482-1831, (517) 485-5090, (517) 482-7240, (517)
                 482-1374, (517) 485-1809, (517) 485-5246, (517) 485-5422,
                 (330) 478-0314, (330) 478-1096, (812) 346-1275 and (812)
                 346-4534, which telephone numbers shall be assigned to Buyer to the extent of Seller's right to do so. Seller shall change its name within five (5) business days of the First Closing.
         E. Records and Files. All current customer lists and credit records, supplier lists, customer agreements and correspondence, price lists including special pricing





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                 arrangements, and sales tax exemption information which relate to the Business of Seller and all other records of the Business ("Business Records"). At the First Closing, Seller shall deliver the same to Buyer. From and after the First Closing and so long as they shall remain in Seller's possession, Seller shall make available for copying (at
                 Buyer's expense), during reasonable business hours, all other business records and files of Seller which are or may be relevant to: (i) any claim or defense Seller may have against third persons or one another in any action or proceeding concerning the conduct of the Business by Seller or (ii) Seller's liability for taxes in connection with or arising out of its conduct or ownership of the Business. Any such information provided to Buyer will be maintained as confidential except as required by any such action or proceeding. Seller shall have reasonable access to material records and files sold to Buyer herein for tax purposes and such other reasonable purposes as Buyer deems appropriate.
                 For a period of two (2) years after the First Closing Buyer shall not dispose of such records and files without fifteen
                 (15) days notice to Seller and Seller shall have the right to inspect and copy any such records and files.
         F. Intellectual Property. All intellectual property of Seller, including but not limited to trade names, trade marks, service marks, copyrights and patents or rights in or to any of the foregoing. Sellers intellectual property is listed on Exhibit I F.
         G. Selected Contracts. All of Seller's interest in and to the contracts listed on Exhibit I G. All life insurance policies on the life of Max A. Coon and Michael W. Wisti shall be included, whether or not such policies are prepaid.
         H.      Prepaid Accounts.  All of Seller's prepaid accounts listed on
                 Exhibit I H.
         I. Excluded Assets. The Purchased Assets shall not include cash or cash equivalents, deposits, capitalized acquisition costs, prepaid accounts not included in I H above, land and buildings located in Lansing, Michigan, life insurance policies on the lives of Elden E. Gustafson and Robert D. Bilby, and any other assets of Seller not





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                 specifically listed in Paragraphs I A-H, above.
II. Purchase Price/Allocation. The purchase price for the assets specified in Section I shall be the net book value of such assets as of December 31, 1996 plus $4,500,000 (less amount paid pursuant to the non-compete in Section IV) and allocated as set forth on Exhibit II attached hereto.
III. Payment of Purchase Price. The purchase price for the assets specified in Section I shall be paid in the following manner:
         A. Down Payment. Buyer shall pay to Seller the sum of Three Million and no/100 ($3,000,000.00) Dollars ("Down Payment"), which shall be paid and credited to the purchase price at the First Closing. The Down Payment shall be made in the form of a cashier's check or wire transfer. Provided, in no event shall the aggregate amounts paid and payable by Buyer under this Agreement exceed the purchase price plus the amount payable for the covenants not to compete in Section IV below.
         B. Assumption of Accounts and Notes Payable/Contracts. At the First Closing, Buyer shall assume the gross accounts payable of Seller incurred in the normal course of business, prior to discount, and notes payable which are stated on the audited financial statements of Seller as of December 31, 1996. The accounts payable shall be assumed at full value and not discounted. To the extent that the First Closing occurs after December 31, 1996 and accounts payable and notes payable have increased, Buyer may, in its discretion, agree to assume the additional payables, subject to the adjustments described in E below. The accounts payable and notes payable to be assumed will be listed on Exhibit III B and attached at the First Closing. Buyer agrees to pay said accounts payable in the ordinary course and by their due date, except as may be agreed between Buyer and the creditor. Further, Buyer shall assume all contract obligations listed on Exhibit I G.

         C. Promissory Note. At the Second Closing Buyer shall execute and deliver to Seller





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                 a promissory note ("Promissory Note") for the balance of the purchase price up to one-half (1/2) of the purchase price.
                 The Promissory Note shall be substantially in the form
                 attached as Exhibit III C.   The Promissory Note shall include
                 a guaranty by Buyer's parent corporation, Maxco, Inc., owner
                 of 100% of the shares of Buyer ("Shares").   Any balance of
                 purchase price will be paid by cashier's check at the Second Closing.
         D. Liabilities Not Assumed. Buyer does not assume any liabilities or obligations of Seller of any type except as specifically provided in Paragraph III B above. Sellers shall indemnify Buyer from and against all liabilities of Seller not specifically assumed herein, pursuant to Section IX.
         E. Closing Adjustments. At the Second Closing, an adjustment in the purchase price will be made to take into account any increase in accounts payable and/or notes payable and any change in assets being purchased. To the extent that the accounts/notes payable assumed, pursuant to B above, at the First Closing increase or decrease from the amount of such payables shown on the audited financial statements dated 12-31-96, the amount of cash and the amount of the Promissory Note would be correspondingly be reduced or increased by such amount of change. To the extent that the assets purchased increase or decrease from the amount reflected on the books at December 31, 1996, the purchase price would be likewise increased or decreased by such amount, as the case may be.
IV. Agreement Not to Compete. At First Closing, Buyer and Sellers shall execute and cause to be executed, and deliver the Non-Competition Agreement attached as Exhibit IV.
V. Closings and Announcement. Two closings are contemplated by this transaction. The First Closing shall be held on January 3, 1997. The Second Closing shall be on or before February 28, 1997. Each closing shall be held at the offices of Warren, Price, Cameron, Faust & Asciutto, P.C. or at such place as the parties shall agree, at 10:00 a.m. on the stated date.





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         A.      First Closing.  At the First Closing all documents
                 contemplated by this Agreement shall be executed and delivered to the respective parties with the exception of the Promissory Note. At the First Closing, Buyer shall deliver the Down Payment and Seller shall deliver to Buyer paid receipts and appropriate UCC Terminations and discharges required by Paragraph VII L, the vehicle titles, and the deeds required by
                 Section XIV H.
         B. Second Closing. At or prior to the Second Closing, Buyer shall deliver to Seller the Promissory Note and any balance due in the form of a cashier's check after adjustments pursuant to III E above.
         C. Confidentiality. Sellers agree that they will make no public statement, release or announcement concerning the transactions contemplated herein without the prior written consent of Buyer except as may be required by law and except for disclosure to its attorneys, bankers and accountants in confidence. Unless otherwise required by law, neither Sellers nor their representatives will, without Buyer's prior written consent, disclose to any person (other than those representatives actively and directly participating in this transaction) any information about Buyer or the terms, conditions or other facts relating to this Agreement, including the fact that discussions are taking place or the status of such discussions. Additionally, Sellers, their officers, employees, agents or controlling person(s) will maintain complete confidentiality with regard to this transaction or any discussions relative thereto, and further agree to refrain from trading in Buyer's stock pending a public disclosure or termination of this agreement between the parties for failure of a contingency.
VI. Possession. Buyer shall have possession of the Purchased Assets at the open of business on the day following the First Closing. However, any risk of loss of the Purchased Assets prior to Buyer receiving actual possession (or seven (7) days after the First Closing, whichever occurs first), shall be borne by Seller and Seller agrees to maintain its existing insurance on said Purchased Assets until transfer of actual possession to Buyer, but not later





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         than seven (7) days after the First Closing.
VII. Representations, Warranties and Covenants of Sellers. As of the date of this Agreement and as of the First Closing, Seller and Shareholders jointly and severally represent and warrant to and covenant with Buyer as follows:
         A. Title. That Seller is the owner of and has, or will have at the time of the First Closing, good and marketable title to all of the Purchased Assets, free and clear of all debts, claims, liens, encumbrances or security interests except the obligations of Seller being assumed pursuant to Paragraph III B or otherwise disclosed on Exhibit VII A.
         B. Existence. That Seller is a corporation organized, existing and in good standing under and by virtue of the laws of the State of Michigan.
         C. Authorization. That Seller has full legal authority to enter into this Agreement and consummate the transactions contemplated herein and this Agreement will constitute the legally valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors rights generally or by equitable principles, and its Board of Directors and Shareholders have authorized the execution of this Agreement as evidenced by attached Exhibit VII C.
         D. Compliance with Laws, etc. Except as disclosed on Exhibit VII D, Seller and its agents have materially complied with all statutes, laws, rules/regulations and ordinances of local, state and federal governments and their respective agencies.
         E. Contract for Sale. Seller has not entered into any other outstanding or enforceable contract (including, but not limited to, any option or right of first refusal) to sell its business, assets or any portion thereof except pursuant to this Agreement and the sale of inventory in the ordinary course of business.
         F. Litigation. Except as disclosed on Exhibit VII F, there are no actions, suits, labor disputes or other legal, administrative, or other governmental proceedings,





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                 investigation or litigation pending or, to the best of
                 Seller's knowledge, threatened against or affecting Seller relative to, or which would affect, the Purchased Assets.
         G. No Breach. Except as disclosed on Exhibit VII G, the performance of this Agreement and the transfer and sale of the Purchased Assets will not result in any breach of, constitute a default under, or result in the creation of any lien, charge or penalty upon any assets or property which is being transferred hereunder or under any material agreement to which Seller is a party or in which Seller or Seller's property may be bound or adversely affected.
         H. Contracts. There are no outstanding agreements, leases or contracts to which Seller is a party which could materially adversely affect the value of the Purchased Assets except as specifically disclosed on Exhibit VII H.
         I.      Warranty Claims.  To the knowledge of Seller and Shareholders, there are no warranty claims pending against Seller.
         J.      Taxes.  Seller has paid, or will pay in a timely manner as required by law including proper extensions, all real and personal property taxes, all social security, withholding, sales, use and unemployment insurance taxes and other business taxes which Seller owed or owes to the local, state and federal governments as of the date hereof and as of the First Closing. Seller and Shareholder agree to indemnify Buyer with respect to any and all tax liability Buyer shall incur as a result of Seller's failure to pay any such taxes or withholding incurred through the date of the First Closing.
                 In the event Seller shall breach this warranty, Buyer shall have the right to withhold all payments on any sum or sums due under the Promissory Note in Section III and the Non-Compete Agreement in Section IV until Sellers pay the taxes and withholding owing. Further, in the event Seller's breach shall cause damage or expense to Buyer, including attorney fees and expenses, Buyer may credit such damage or expense against the Promissory Note and/or Non-Compete amounts.
                 Seller shall disclose its taxpayer identification number and provide certification by





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                 delivering a completed IRS form W-9 (see Exhibit VII J) to
                 Seller at the First Closing.
         K. Environmental Protection. (i) Sellers have, with respect to the Business or any property owned, leased, or used by Seller in the Business ("Property"), complied with all applicable and material provisions of the Environmental Protection Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substance Control Act, the Clean Water Act and all other federal, state and local laws, ordinances, rules and regulations currently in effect which relate in any way to the protection of the environment (collectively the "Environmental Laws"); (ii) Sellers have no knowledge of any claim and have not received notice of any claim against Seller or Shareholders or the Property, alleging any damage to the environment or violation of the Environmental Laws; (iii) No facts exist which would give rise to any claim, public or private, of violation of the Environmental Laws or damage to the environment emanating from, occurring on, or in any way related to the Purchased Assets or the Property; (iv)
                 Sellers have not disposed of any hazardous materials or toxic chemicals on or from the Property in violation of Environmental Laws and have no knowledge of such disposal by any other person or entity on or from the Property; (v) Sellers have not stored, and are not presently storing any hazardous materials or toxic wastes on the Property in violation of Environmental Laws.
         L. MESC Form 1027. Seller has delivered to Buyer, at least 2 days prior to the date of this Agreement, a completed MESC Form 1027.
         M. Financial Representations. The compiled annual financial statements for the years 1993 through 1995, in each case ending on December 31, provided by Seller to Buyer were prepared in accordance with generally accepted accounting principals and fairly present the results of the operations and financial position of Seller on the respective dates and for the respective periods indicated. The year to date internal





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                 statement through September 30, 1996 provided to Buyer was not prepared in accordance with generally accepted accounting principals but was prepared consistent with prior financial statements and does accurately reflect the results of the operations and financial position of Seller on the respective dates and for the respective periods indicated.
         N. Conduct of Business Pending Closing. Seller warrants that from the date of the last financial statement referenced in M above until the First Closing, the Business was conducted only in the ordinary course, diligently and in the same manner as the normal course of Seller's business, except as otherwise agreed between the parties and no significant events (other than general economic events which are common knowledge) have occurred which have or will affect, in a material and adverse manner, the financial condition of the Seller or the Business being sold to Buyer.
         O.      Successor Liability/COBRA.  Sellers warrant to Buyer that
                 Buyer shall not incur any liability ("successor liability") as successor in interest to Seller except for the accounts payable and contract obligations (if any) expressly assumed by Buyer pursuant to paragraph III and except for COBRA liability for (i) employees and qualified beneficiaries of Seller that Buyer hires as its own employees; (ii) employees and qualified beneficiaries of Seller that are not hired by Buyer who become entitled to COBRA coverage as a result of their termination of employment in connection with the sale; and (iii) those current or former employees and qualified beneficiaries listed on Exhibit VII O who may elect or have elected COBRA continuation coverage under Seller's group health plan (collectively, "Limited Obligations"). Successor liability shall include but not be limited to any liability for wages, salaries or benefits owed to any of Seller's employees; any liability under any collective bargaining agreement between Seller and any labor organization representing any Seller employee; any liability to any customer of Seller, or any other person, for events occurring prior to the First Closing, or related to the sale of any products sold





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                 by Seller; liability for taxes or withholding; any liability of Seller to any trade or other creditor which Buyer has not specifically assumed; and any employment tax or expense incurred due to Seller's employees under Michigan, Ohio or Indiana law, respectively.
                          Sellers specifically warrant and agree that Buyer
                 will not be deemed to be a "successor employer" for purposes of continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, (the "Code") and 29 USC 1161-1169, as amended, ("ERISA") except as to Limited Obligations. Buyer warrants that it will, or will cause its plan administrator, to provide any and all required COBRA or ERISA notices required by the Code and ERISA (as they may apply to any group health plan provided by or for Buyer or Seller) in connection with this sale. Such notices will be provided in a timely fashion and will be given to all persons and will contain all information necessary to avoid failure to comply with the Code or ERISA, and demonstrate compliance.
         Sellers acknowledge that Buyer is relying on the foregoing representations made by Sellers, in spite of any independent investigation made by Buyer. No such investigation by Buyer or its representatives shall affect the representations and warranties of Sellers or Buyer's reliance on them.
VIII. Representations, Warranties and Covenants of Buyer. Buyer represents and warrants to and covenants with Seller as follows:
         A. Corporate Existence. That Buyer is a corporation organized, existing and in good standing under and by virtue of the laws of the State of Michigan and is, or will be at the time of the First Closing, qualified to do business in the States of Ohio and Indiana.
         B. Board Approval. That upon receiving approval of its Board of Directors, Buyer will have full legal authority to consummate the transactions contemplated herein and this Agreement, the Promissory Notes and other obligations hereunder will upon execution constitute the legally valid and binding obligations of Buyer, enforceable





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                 in accordance with their terms, except as may be limited by bankruptcy or other similar laws affecting creditors' rights generally or by equitable principles. Buyer's Board of Directors must authorize this transaction as set forth in
                 Exhibit VIII B.
         C. Compliance with Laws, etc. That Buyer and its agents have materially complied with all laws, rules and regulations of the local, state and federal governments and their respective agencies.
         D. Litigation. That there are no actions, suits, labor disputes or other legal, administrative, or other governmental proceedings, investigation or litigation pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer relative to, or which would affect, Buyer's obligations hereunder.
IX.      Indemnification.
         A. Indemnification by Sellers. During the period in which any representation or warranty shall survive, Sellers shall indemnify and hold Buyer harmless against and in respect of:
                 1. Liabilities and Obligations. All liabilities and obligations of or claims against Seller not expressly assumed by Buyer and all costs and expenses incurred by Buyer if Seller fails to cure the same promptly upon notice.
                 2. Noncompliance with Agreement. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Sellers under this Agreement, or from any misrepresentation in, or omission from any certificate or other instrument furnished or to be furnished to Buyer under this Agreement.
                 3. Warranty Claims. Liability or expense to Buyer as a result of any claims made by customers of Seller and/or users of, or persons affected by, products and/or services of Seller which were sold or disposed of prior to the date of the First Closing.
                 4. Environmental Matters. All expense, liability, damage or obligation of every





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                          nature which Buyer incurs as a result of acts or
                          failure to act of Sellers, their agents, employees, predecessors in interest and all others, relative to the operation of the Business, the Purchased Assets, or the Property and which acts or failure to act violate any federal, state or local statute, law, ordinance, rule or regulation relating to protection of the environment.
                 5.       COBRA.   Sellers specifically agree to indemnify
                          Buyer for any liability, interest, cost, penalties, taxes or expenses and attorney fees incurred by or assessed against Buyer: 1) if Buyer is deemed a "successor" employer to Seller for purposes of COBRA and ERISA, except as to Limited Obligations; 2) which arise by reason of or relative to any failure to comply with section 4980B of the Code and section 601 through 608 of ERISA, as a result of cessation of Seller's business due to this sale except as to Limited Obligations or 3) any other omission or violation of COBRA or ERISA requirements by Sellers prior to the First Closing.
                 6. Litigation. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys fees, incident to any of the foregoing subparagraphs, 1, 2, 3, 4 and 5.
         B. Indemnification by Buyer. During the period in which any representation or warranty shall survive, Buyer shall indemnify and hold Seller harmless against and in respect of:
                 1. Liabilities and Obligations. All liabilities and obligations of, or claims against, Buyer and from any misrepresentation, breach of warranty, or nonfulfillment of this Agreement and all cost and expenses incurred by Seller if Buyer fails to cure the same promptly upon notice.
                 2. Noncompliance with Agreement. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Buyer under this Agreement, or from any





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                          misrepresentation in, or omission from any
                          certificate or other instrument furnished or to be furnished to Seller under this Agreement.
                 3. Warranty Claims. Liability or expense to Seller as a result of any claims made by customers of Buyer and/or users of, or persons affected by, products and/or services of Buyer which were sold or disposed of by Buyer after the date of the First Closing.
                 4. Environmental Matters. All expense, liability, damage or obligation of every nature which Seller incurs as a result of acts or failure to act of Buyer, its agents and employees, relative to the operation of the Business, the Purchased Assets, or the Property and which acts or failure to act violate any federal, state or local statute, law, ordinance, rule or regulation relating to protection of the environment.
                 5. Litigation. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys fees, incident to subparagraphs 1, 2, 3 and 4 above.
         C. Notice of Claim. Each person entitled to indemnification under this Section IX (the "Indemnified Party") shall give notice (including a detailed description of the claim and copies of any accompanying documents) to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be available or sought, and shall permit the Indemnifying Party to participate in the defense of any such claim or any resulting litigation, and the Indemnifying Party may participate in such defense at such party's expense. The failure of any Indemnified Party to give the notice required by this Agreement shall not relieve the Indemnifying Party of its obligations unless such failure results in actual detriment to the Indemnifying Party. In the event that a claim or litigation is partially, but not wholly covered by an indemnity set forth in this Section IX, the Indemnified and the Indemnifying Parties shall share in the resulting losses in proportion to their respective liabilities. Neither party may settle or compromise a claim for which indemnity is being sought without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
         D. Set Off. Buyer shall be entitled, but not required, to set-off against the amounts owing to Seller and Shareholder pursuant to the Promissory Note in Section III C and the Non-Compete Agreement, the Leases attached hereto or any other sum due to Seller or Shareholder under this Agreement, any claim of Buyer against Seller and/or Shareholder under this Paragraph according to the following procedures:
                 1. Buyer shall first provide notice to Seller in writing setting forth in detail the basis for the claimed set-off and the amount of the claimed set-off (the "Set-Off Notice") and the breakdown of the amount set off against the amounts due to Seller and Shareholder.
                 2. If Seller disagrees with the basis for, or the amount of, the proposed set-off as contained in the Set-Off Notice, then Seller shall provide notice in writing to Buyer of such disagreement, setting forth in detail the basis for such disagreement and the amount thereof, on or before the twentieth (20th) day following delivery of the Set-Off Notice.
                 3. Within the thirty (30) day period following the date on which Buyer receives the notice of Seller, Buyer or Seller may submit the dispute with respect to the claimed set-off to arbitration, as set forth in
                          Section XVIII. The amounts claimed to be due from Seller and/or Shareholders and proposed to be set-off pursuant to this Paragraph shall be applied against any sums due Seller or Shareholders under this Agreement, against the first due payment(s) in any case.
                 4. Any amount of Set-Off claimed by Buyer which is disputed by Seller shall be remitted to an institutional Escrow Agent of Buyer's choosing, subject to

                          Seller's approval which shall not be unreasonably withheld, within five days of when such Set-Off amount would otherwise be due to Seller or Shareholders. The amounts set-off and all earnings thereon shall be held pursuant to a written Escrow Agreement in reasonable form proscribed by the Escrow Agent and subject to the reasonable approval of the parties. If the parties are unable to agree, the matter shall be resolved by arbitration. The failure of the parties to agree shall not excuse the necessity of the payment being made into escrow. The amounts in escrow shall be disbursed in accordance with the direction of the parties, and if they do not agree, then pursuant to arbitration under Section XVIII.
         E. Limitation as to Amount. Sellers shall have no liability for indemnification (or unintentional breach of warranty) with respect to the matters described in Section IX A (1), (2), (3) or (5) and that portion of (6) relating to the foregoing, until the total of damages with respect thereto exceeds $100,000.00. Provided, this limitation shall not apply to
                 Section IX A (4) and such portion of (6) relating to (4) and all warranties and representations with respect to environmental matters. Buyer shall have no liability for indemnification with respect to the matters described in
                 Section IX B (1), (2), (3) or (5) and that portion of (6) relating to the foregoing, until the total of damages with respect thereto exceeds $100,000.00. Provided, this limitation shall not apply to Section IX B (4) and such portion of (6) relating to (4).
         F. Exclusive Remedy. If the First Closing shall occur, the indemnification provided in this Section shall be the sole and exclusive remedy for any inaccuracy or breach of warranty or representation made by any party in the Agreement or in any certificate or document delivered pursuant to or in connection with the Agreement; provided, however, no party shall be precluded from seeking any remedy available for (i) any inaccuracy or breach which constitutes fraud; or (ii) failure by any other party to comply with any covenant or agreement contained in this Agreement to be performed or complied with after the First Closing.
X. Guaranty of Accounts Receivable. Sellers agree to guaranty the Accounts Receivable purchased by Buyer as follows:
         A. There shall be a complete guarantee by Seller and Shareholders of all receivables as of the First Closing. If such receivables are not paid within 120 days after the First Closing, during which period Buyer will make reasonable efforts to effect collection (Buyer need not bring a lawsuit), Buyer may, by notice to Seller within 180 days of the First Closing, require immediate repurchase as described in B below. Otherwise, the right to require repurchase shall be deemed waived.
         B. Any receivable to be repurchased pursuant to Subparagraph A above shall be paid by crediting those amounts against the next payments due Sellers pursuant to the Promissory Note in
                 Section III C and the Non-Compete Agreement in Section IV. Such accounts receivable shall be reassigned, free and clear of all liens or security interests, to Seller or Shareholder as appropriate when Buyer requires the repurchase. If Seller fails to direct the reassignment, Buyer shall reassign the receivable based upon which obligation(s) under Sections III and IV was credited.
         C. While Seller is subject to the repurchase requirement of A and B above, payments received by Buyer on accounts shall be credited first against the oldest invoice(s) unless payment is accompanied by direction to apply the payment against a specific invoice and Buyer will provide to Seller such information regarding such accounts as Seller shall reasonably request.
XI. Bulk Transfer Act. In connection with the transfer of property contemplated in this Agreement, Seller has requested that it not be required to comply with the Bulk Transfer Provisions of the Michigan Uniform Commercial Code as well as those of Ohio and Indiana, if applicable, and Buyer has consented to this request in exchange for Seller indemnifying Buyer against all claims made by creditors of Seller (other than those obligations assumed by Buyer pursuant to Section III), which Seller has agreed to, including but not limited to any losses, reasonable expenses and attorney fees which are incurred by Buyer as the result of any action taken against the Purchased Assets or any levies on the Purchased Assets by creditors of Seller (other than those obligations assumed by Buyer in Section III).
XII. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by each party for the benefit of the other party shall survive the Closing for a period of three (3) years, with the exception of environmental warranties and covenants which shall survive indefinitely. All indemnification claims must be asserted by giving notice as provided in Section IX C ("Notice"). Anything in this Agreement notwithstanding, a party shall not be entitled to indemnification pursuant to this Agreement unless the Notice is given to the party from whom indemnity is sought within the survival period specified in this Section XII.
XIII. Conditions Precedent to Obligation of Buyer. Except as waived in writing by Buyer, the obligation of Buyer to close is conditioned upon satisfaction at or prior to the First Closing of each of the following conditions:
         A. Representations. The representations and warranties of Sellers shall be true as of the First Closing.
         B. Covenants. Sellers shall have performed and complied in all material respects with all agreements, terms, conditions and covenants required by this Agreement, and shall not be in default hereunder.
         C. No Injunctions. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, and no order shall have been entered by any court having jurisdiction of the subject matter of this Agreement restraining or prohibiting the carrying out of any material transaction contemplated by this Agreement.
         D. Delivery of Documents. Sellers deliver to Buyer all documents required to be delivered by Sellers according to this Agreement.

         E. Fairness Opinion. The receipt and acceptance by Buyer of a "fairness opinion" by an investment banking firm chosen by Buyer. The acceptance of such opinion is in the sole discretion of Buyer's board of directors.
         F. Due Diligence Review. Buyer's completion of such due diligence as it shall require, including, but not limited to review, investigation and examination of such legal, physical, environmental, operational, future prospects and financial matters of Seller as Buyer shall require. The results of such review, investigation and examination must be satisfactory to Buyer. Seller and Shareholders agree to cooperate with Buyer in facilitating such due diligence by Buyer and be given access to all information necessary for Buyer to make an informed decision regarding the purchase of Sellers assets.
         G. Execution of Lansing Leases/Lease Assignments. At the First Closing, Seller and Shareholders shall execute the real estate leases attached as Exhibits XIV G-1 and XIV G-2.
         H. Title Insurance/Deeds. As to all real property being purchased by Buyer, Seller shall provide and pay the premium for title insurance relative thereto, in the amount of each respective purchase price. Seller shall provide a commitment for title insurance on each such parcel, at least 20 days prior to the First Closing. The title insurance commitments must be satisfactory to Buyer. At the First Closing, Seller shall deliver to Buyer, deeds in the form of Exhibits XIV H-1 and XIV H-2.
         I. Removal of Excluded Assets. Prior to, or within 3 days after, the First Closing Seller shall have removed from the locations occupied by Seller, all of the assets not being purchased by Buyer, if any. This provision includes removal and disposal by Seller, at its expense, of all waste materials, and other rubbish in compliance with all laws, statutes and regulations of applicable governmental authorities.
         J. Confidentiality. Sellers shall have not breached their obligation of confidentiality hereunder.

         K. Board Approval. Buyer's Board of Directors shall have approved this transaction.
         L. Consents. Buyer shall have received all consents and approvals from governmental authorities and third parties as it deems necessary.
         M. Employment of Michael Wisti. Buyer shall have received such assurances as it shall require that Buyer will be able to employ Michael Wisti for a minimum of two (2) years after the First Closing.
         N. Absence of Change. No material adverse change in the financial condition, business, assets or prospects of the Seller shall have occurred between September 30, 1996 and the First Closing.
         O. Payment of Obligations. Seller shall have paid by the First Closing, all of its obligations of every nature except for those being assumed by Buyer herein as set forth on Exhibit III C and except for taxes which are not yet due.
         P. MESC Form 1027. Buyer shall have received from Seller MESC form 1027 two (2) days prior to the date of this Agreement.
         Q. Satisfaction of Conditions Precedent. If the First Closing shall occur, then all conditions precedent to the obligations of Buyer to Close shall be deemed to have been met.
         R. No Acceleration. Bank indebtedness of Seller will not be accelerated as a result of this transaction.
XIV. Conditions Precedent to Obligations of Sellers. Except as may be waived in writing by Sellers, the obligation of Sellers to close is conditioned upon satisfaction at or prior to the First Closing of each of the following conditions:
         A. Representations. The representations and warranties of Buyer shall be true as of the First Closing.
         B. Covenants. Buyer shall have performed and complied in all material respects with all agreements, terms, conditions and covenants required by this Agreement and shall not be in default hereunder.

         C. No Injunctions. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, and no order shall have been entered by any court having jurisdiction of the subject matter of this Agreement restraining or prohibiting the carrying out of any material transaction contemplated by this Agreement.
         D. Delivery. Buyer shall deliver to Seller all documents required to be delivered by Buyer according to this Agreement.
         E. Board Approval. Seller's Board of Directors shall have approved this transaction.
         F. Shareholder Approval. Seller's Shareholders shall have approved this transaction.
         G. Satisfaction of Conditions Precedent. If the First Closing shall occur, then all conditions precedent to the obligations of Sellers to Close shall be deemed to have been met.
         H. No Acceleration. Bank indebtedness of Seller will not be accelerated as a result of this transaction.
XV. Transfer Documents. At the First Closing Seller shall execute the Bill of Sale attached as Exhibit XV, the Assignment attached as
         Exhibit XV A, all vehicle titles and such other instruments of transfer as may be necessary or appropriate to the sale or delivery of Seller's business and assets pursuant to this Agreement. From time to time, at Buyer's or Seller's request and expense, but without further consideration, Seller and Buyer shall take such other action as Buyer or Seller may reasonably request, to convey and transfer more effectively to Buyer any of the Purchased Assets. Each party agrees to cooperate to conclude the transaction contemplated herein in a complete and expeditious fashion.
XVI. Michigan Law. This Agreement shall be interpreted in accordance with the laws of the State of Michigan.
XVII.    Arbitration.
         A. Demand for Arbitration. Except regarding a claim for an injunction or equitable relief or a claim regarding environmental matters, any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance or breach of this Agreement, including without limitation, the validity, scope and enforceability of this Section XVII, shall be adjudicated by arbitration conducted in accordance with the then existing rules for commercial arbitration of the American Arbitration Association ("AAA"), or any successor organization. The demand for arbitration ("Demand") shall be delivered in accordance with the notice provision of this Agreement.
         B. Selection of Arbitrators. Within five (5) business days after receipt of a Demand, the parties shall jointly request a list of arbitrators from the AAA. Upon receipt of arbitrators, each party shall mark selections and rejections and resubmit the list to the AAA. The selections and rejections shall take place within seven (7) business days after receipt of the proposed arbitrators from the AAA. The parties shall cooperate with the AAA and the appointed arbitrator(s) for the purpose of setting an expeditious hearing, which shall be conducted in Lansing, Michigan.
         C. Costs and Expenses. Buyer and Seller agree that the costs of the arbitration shall be borne by the non-prevailing party. The fees and expenses of the arbitrator(s), hearing room and court reporter, if any, shall be borne by the non-prevailing party. Each party may be represented by counsel.
         D. Binding Nature of Decision. The parties intend this agreement to arbitrate to be valid, enforceable and irrevocable. The decision of the arbitrator(s) with respect to all matters, except the validity of the Agreement, which shall be rendered no later than six (6) months after the date the hearing begins, shall be final and binding upon the parties and judgment on the award may be entered by either party in any court having jurisdiction over the person or property of the party against whom the award is sought to be enforced. The parties stipulate that the arbitration provisions shall be a complete defense to any suit, action or proceeding instituted in any Federal, state or local court, or before any administrative tribunal with respect to any dispute, controversy or alleged breach of this Agreement. The arbitration provisions of this Agreement shall survive any termination or expiration of this Agreement.
XVIII. Effective Agreement. This Agreement and its Exhibits set forth the entire understanding of the parties. This Agreement shall not be changed or terminated orally. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Successors and Assigns of the parties.
XIX. Notices. Any and all notices required to be sent pursuant to the terms of this Agreement shall be sent by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

         Sellers:                 Michael W. Wisti
                                  908 Shawano
                                  Mason, Michigan 48854

         with a copy to:          Richard C. Lowe
                                  Fraser, Trebilcock, Davis & Foster, P.C.
                                  1000 Michigan National Tower
                                  Lansing, Michigan 48933

         Buyer:                   Vincent Shunsky
                                  Atmosphere Acquisition, Inc.
                                  1118 Centennial Way
                                  Lansing, Michigan 48917

         with a copy to:          Owen J. Faust
                                  Warren, Price, Cameron, Faust & Asciutto, P.C.
                                  P.O. Box 26067
                                  Lansing, Michigan  48909

         Notice served in the above fashion shall be deemed effective on the earlier of receipt or the third (3rd) business day after mailing.
XX. Brokerage Fees. The parties shall indemnify each other and hold each other harmless against expense incurred by an indemnitee from a claim for brokerage fees, commissions or other compensation by any person, firm or corporation introduced by the indemnitor in connection with the transactions contemplated hereby for brokerage or other commissions relative to this Agreement, or to the transactions contemplated by this Agreement, including all expenses of any character incurred by the indemnitee in connection therewith.

XXI. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         IN WITNESS WHEREOF, that the parties have caused this Agreement to be duly executed as of the date and year first above written.

SELLER:                                           BUYER:
Atmosphere Annealing, Inc.,                       Atmosphere Acquisition, Inc.,
a Michigan corporation                            a Michigan corporation



S/Michael W. Wisti                                S/Vincent Shunsky
------------------                                -----------------
Michael W. Wisti, President                       Vincent Shunsky, President

SHAREHOLDERS:


S/Michael W. Wisti                       S/Joanne L. Coon
------------------                       ----------------
Michael W. Wisti                         Joanne L. Coon


S/Elden E. Gustafson                     S/Robert D. Bilby
--------------------                     -----------------
Elden E. Gustafson                       Robert D. Bilby